Exhibit 10.1
EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is made and entered into effective as of October 1, 2025 (the “Effective Date”), by and among Justin Stiefel (the “Executive”), and Heritage Distilling Holding Company, Inc. on behalf of itself and all operating subsidiaries (the “Company”).
RECITALS
WHEREAS, the Company desires to employ the Executive as the Chief Executive Officer and Treasurer of the Company and the Executive desires to serve in such capacity, on the terms and conditions set forth in this Agreement;
NOW THEREFORE, in consideration of the foregoing, the mutual covenants contained herein, the employment of the Executive by the Company, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Certain Definitions
(a)“Base Salary” has the meaning set forth in Section 5(a).
(b)“Board” means the Board of Directors of the Company and any established Committee of the Board.
(c)“Cause” means: (i) the Executive’s conviction of, or plea of guilty or nolo contendere to, any felony or any other crime involving intentional dishonesty, wrongful taking of property, immoral conduct, bribery or extortion; (ii) knowing and willful misconduct by the Executive in connection with the business of the Company; (iii) the Executive’s continued and willful failure to perform substantially his responsibilities to the Company, which condition remains uncured more than thirty (30) days after written demand for substantial and corrective performance has been given by the Company that specifically identifies how the Executive has not substantially performed his responsibilities; (iv) the Executive’s willful failure to put forth good faith efforts to support the Company’s treasury strategy focused on Story $IP and the related fundraising efforts, as reasonably determined by the Board; (v) the Executive’s willful disclosure of confidential information of the Company; (vi) the Executive’s material breach of any written agreement between the Executive and the Company, which such breach, if curable, remains uncured for more than thirty (30) days after written notice of the breach is delivered to Executive; (vii) the Executive’s willful and knowing negligence having a materially negative impact on the Company.
For purposes of the definition of “Cause,” (i) no act or failure to act, on the part of the Executive, shall be considered “knowing”, “willful” or “negligent” unless it is done, or omitted to be done, by the affirmative and knowing decision of Executive in bad faith or without the Executive’s reasonable belief that the Executive’s action or omission was in the best interest of the Company, and in determining whether the Executive’s acts or failures to act are or were willful, relevant factors shall include whether the Executive was operating in good faith with the approval of the Board or upon the advice of counsel for the Company, and (ii) no good faith act or good faith failure to act on the part of Executive in connection with the Company’s existing Equity Line of Credit (the “ELOC”) prior to the Effective Date shall give rise to “Cause” as a basis for Executive’s termination by the Company.
(d)“Change in Control” means the occurrence of any of the following after the Effective Date:
(i)Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting, formally or informally as a group, including entities such as corporations, partnerships, limited liability enterprises and similar entities (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company, except that any change in the ownership of the stock of the Company as a result of the issuance of new shares of the Company to a Person that is approved by the Board, or shareholders of the Company as the case may be, outside of a financing event, or the issuance of new stock of the Company related to funding a cryptocurrency strategy for the Company, will not be considered a Change in Control; or
(ii)Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person or Persons acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
(e)“Code” means the Internal Revenue Code of 1986, as amended.
(f)“Disability” means the Executive’s inability to perform his employment duties to the Company hereunder, independently or with reasonable accommodation, for 120 days (in the aggregate) in any six month period as determined by an independent physician selected by the Company.
(g)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(h)“Good Reason” means the occurrence of any of the following without the Executive’s express prior written consent: (i) a material reduction in the Executive’s Base Salary in effect on the Effective Date or as may be increased from time to time (including, for purposes of clarification, any material reduction in the Base Salary following a Change in Control); (ii) a material reduction with respect to Executive’s authority with respect to the Company’s alcohol business; (iii) a requirement that the Executive relocate his primary work location more than 50 miles from their official place of residence; (iv) in connection with a Change in Control, the failure of the Company to assign this Agreement to a successor to the Company, if there is a successor, or the failure of a successor to the Company to explicitly assume and agree to be bound by this Agreement in a writing delivered to the Executive; (v) a material breach of this

Agreement by the Company; or (vi) the disposition or winddown of the Company’s alcohol business so long the Executive has remained an employee in good standing through such disposition or winddown, as determined by the Board in good faith.
Notwithstanding the foregoing, termination of employment by the Executive will not be for Good Reason unless (x) the Executive delivers written notice to the Company (the “Good Reason Notice”) of the existence of the condition which the Executive believes constitutes Good Reason within 60 days of the initial existence of such condition (which Good Reason Notice specifically identifies such condition), (y) the Company fails to remedy such condition within 30 days after the date on which it receives such notice (the “Good Reason Cure Period”), and (z) the Executive actually terminates employment within 30 days after the expiration of the Good Reason Cure Period.
(i)“Release” means a full release of claims against the Company in a form substantially similar to Exhibit A, which may be updated from time to time for market conditions and in response to changes in law; provided, however, that notwithstanding the foregoing, such Release is not intended to and will not waive the Executive’s rights: (i) to indemnification pursuant to any applicable provision of the Company’s Bylaws or Certificate of Incorporation, as amended, pursuant to any written indemnification agreement between the Executive and the Company, or pursuant to applicable law; (ii) to vested benefits or payments specifically to be provided to the Executive under this Agreement or any Company employee benefit plans or policies; or (iii) respecting any claims the Executive may have solely by virtue of the Executive’s status as a stockholder of the Company. The Release also shall not include claims that an employee cannot lawfully release through execution of a general release of claims.
(j)“Section 409A” means Section 409A of the Code and the Treasury Regulations and official guidance issued in respect of Section 409A of the Code.
(k)“Treasury Regulations” means the regulations issued by the Internal Revenue Service.
2.Duties and Scope of Employment
The Company shall employ the Executive as the Chief Executive Officer and Treasurer of the Company; provided, however, the Company may change the Executive’s title, duties, and responsibilities, so long as Executive retains equivalent authority as currently in effect with respect to the Company’s alcohol business. The Executive shall report directly to the Board. The Executive will render such business and professional services in the performance of the Executive’s duties, consistent with the Executive’s position(s) within the Company, and as shall be reasonably assigned to the Executive at any time and from time to time by the Board.
3.Obligations
While employed hereunder, the Executive will perform his duties ethically, faithfully and to the best of the Executive’s ability and in accordance with law and Company policy. The Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the express prior written approval of the Board; provided, however, the Executive may engage in charitable and volunteer activities so long as such activities do not materially interfere with the Executive’s duties and responsibilities to the Company.
4.Agreement Term
Unless earlier terminated as provided herein, the term of this Agreement (the “Agreement Term”) shall expire on the 18-month anniversary of the Effective Date. For the avoidance of doubt, however, Executive’s employment is “at will” and this Agreement and the Executive’s employment with the Company may be terminated by either the Executive or the Company at any time and for any reason, subject to the provisions of this Agreement with respect to the termination of Executive’s employment. In any event, absent any prior termination of Executive’s employment hereunder, Executive’s employment by the Company shall continue month-to-month on the 18-month anniversary of the Effective Date if no prior termination has been made. In the case of month-to-month employment, Executive’s Base Salary, benefits and other amounts due under this Agreement shall continue at the same effective monthly rate as then in effect prior to the end of the Agreement Term, and all protections and rights afforded to Executive herein shall continue until Termination or resignation.
5.Compensation and Benefits
(a)Base Salary; Deferred Compensation. The Company agrees to pay the Executive a Base Salary at an annual rate of not less than $195,000, payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly. The Executive’s Base Salary shall be subject to annual review by the Board within four months of the end of the Company’s fiscal year and with respect to the Executive’s performance of his duties and responsibilities during such fiscal year. Following such review, the Board may increase, but not permanently decrease, the Base Salary. Any deferred compensation already owed and accruing for the benefit of Executive as of the Effective Date shall be paid to Executive within forty-five (45) days of the Effective Date.
(b)Bonuses. During the Agreement Term, Executive will be eligible for bonuses awarded under any Company bonus or compensation plan in which Executive is eligible to participate, and Executive shall also be entitled to other bonuses as may be awarded to Executive by the Board. Any such Bonus shall not become Base Salary for any purpose of this Agreement.
(c)Equity Awards. In connection with closing of the August 2025 PIPE transaction related to the Company’s Digital Asset Treasury strategy, Executive shall be entitled to a grant of 3,500,000 restricted stock units (“RSUs”) in accordance with the Company’s Stock Incentive Plan or Plans adopted by the Board and/or shareholders of the Company. Such RSUs shall vest monthly in equal installments over 18 months following the Effective Date, subject to continued employment, as well as to the terms and conditions of such Plan and this Agreement. The RSUs shall contain a double trigger in which the first requirement shall be time service vesting, and the second trigger shall be when the common stock to come from the settlement of such RSUs are freely tradeable by Executive or registered under an S-8 registration statement approved by the Securities and Exchange Commission. The first 1/18th of the units due shall be for the month of September 2025 and shall be deemed to have met their service vesting requirement upon execution of this Agreement. The second 1/18th number of units shall be granted on October 1, 2025 or shortly thereafter, with each subsequent monthly vesting occurring on the 1st of each month. RSUs shall be deemed to have met their service based requirement upon grant. During the Agreement Term, Executive will be eligible, at the discretion and with the approval of the Board, for additional equity awards under any of the Company’s Stock Incentive Plans. In the event no S-8 registration statement has been approved for the equity awards due hereunder, upon Termination by Company or Executive for any reason, any unvested equity awards who remain unvested solely because the second trigger of the double trigger was not met shall automatically vest in full upon Termination.
(d)Benefits. During the Agreement Term, Executive and his eligible dependents shall be eligible to participate in the employee benefit plans that are available or that become available to other similarly situated employees of the Company, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determination of any committee administering such plan or program. The Company reserves the right to change or terminate its employee benefit plans and programs at any time, subject to the terms of the applicable plan and applicable law. Executive shall be entitled to the number of vacation days, not including federal or state holidays, or Personal Time Off (PTO) hours detailed in the Company’s Employee Handbook as of the Effective Date of this Agreement, which may not be reduced by the Company as it relates to Executive and which may not be reduced below the amount of PTO previously granted in any prior year or awarded under any prior written agreement.
(e)Expenses. The Company shall reimburse the Executive for reasonable business expenses incurred by the Executive in the furtherance of or in connection with the performance of the Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time. In addition, the Company shall pay Executive’s bar dues and any reasonable and documented expenses related to continuing legal education requirements, in all jurisdictions in which Executive is a member of the state bar, up to a maximum of $1,500 annually.
(f)Life Insurance. As of the Effective Date, the Company maintains key person life insurance policies detailed below with the Executive as the named insured pursuant to such policies (the “Insurance Policies”). The Company shall not terminate or cancel the Insurance Policies for any reason or at any time without the express written consent of Executive, and the Company will be solely responsible for timely payment of all premiums on the Insurance Policies. On or prior to October 31, 2025 the Company shall transfer ownership of such Insurance Policies to Executive and shall change the beneficiary payable upon death to Executive or Executive’s trust or estate, as directed by Executive. During the Executive’s employment, or as otherwise provided herein, Company shall continue to pay the premiums on the Insurance Policies, reporting such payments as income and withholding taxes as may required by law. Upon a termination of the Executive’s employment by the Company without Cause, the Company shall remain solely responsible for the payment of annual premiums for the Insurance Policies for the twelve (12) month period following such termination of employment. To the extent required by the Code and applicable Internal Revenue Service (“IRS”) regulations, any value associated with premiums paid by the Company for such Insurance Policies will be treated as taxable income to the Executive and the Executive shall be responsible for such taxes.
(g)Company Vehicle. The Company shall supply Executive a monthly stipend of $950 as a vehicle allowance, increasing on January 1st of each year by the average Consumer Price Index for non-luxury passenger cars for the previous 12-month period. The Company shall provide gas and maintain adequate insurance on any Company-provided vehicle during the Agreement period.
6.Termination of Employment
(a)Any Termination by Company or Executive. In the event of any termination of the Executive’s employment with the Company, whether by the Company or by the Executive,
(i)the Company shall pay the Executive any unpaid Base Salary due for periods prior to the date of termination of employment (the “Termination Date”);
(ii)the Company shall pay the Executive a lump-sum payment for any unused and accrued vacation days, at the daily rate of the Executive’s annual Base Salary in effect as of the Termination Date (provided, however, that if the Base Salary was materially reduced or temporarily reduced prior to the Termination Date, whether or not such reduction constituted grounds for a termination for Good Reason, the accrued vacation payout will be based on the greater of the highest Base Salary in effect during the 12-month period preceding the Termination Date or the Base Salary in effect as of the Termination Date, as determined by the Company), which amount shall be payable in a single lump sum within 60 days following the Termination Date;
(iii)the Company shall pay the Executive any awarded, but unpaid bonus compensation pursuant to Section 5(b); and
(iv)following submission of proper expense reports by the Executive, the Company shall reimburse the Executive for all expenses reasonably and necessarily incurred by the Executive in connection with the business of the Company through the Termination Date (collectively, the “Accrued Obligations”). The Accrued Obligations shall be paid promptly upon termination and within the period of time mandated by applicable law (but, in any event, within thirty (30) days after the Termination Date, except for payments under clause (i), which will be paid in accordance with the applicable bonus or compensation plan or program). The Accrued Obligations paid or provided pursuant to this Section 6(a) shall be in addition to the payments and benefits, if any, to be provided to the Executive upon his termination of employment pursuant to any other provisions of this Section 6. Except as expressly set forth in this Section 6 or as required by law or in this Agreement, the Executive shall receive no further compensation in any form upon a termination of employment, other than as set forth in this Section 6(a) or as detailed elsewhere herein.
(v)Notwithstanding any provision to the contrary in any Plan or any outstanding equity award agreement:
(A)upon the termination of Executive’s employment with the Company for any reason other than a termination for Cause, including a termination due to death or Disability, the Executive (or in the event of Executive’s death, the Executive’s estate) will not forfeit any outstanding RSUs or other equity awards to the extent that any time- or service-based vesting conditions had been satisfied prior to the Termination Date. Any portion of any such outstanding RSUs or other equity awards that had satisfied such time- or service-based vesting conditions as of the Termination Date shall remain outstanding and due to Executive per the terms of award pending satisfaction of any performance-based conditions; and

(B)in the event of a termination due to death or Disability, all outstanding granted but unvested RSUs or similar equity grants or awards as of the Termination Date outstanding will be deemed to have met all time- or service-based vesting conditions and any other triggering conditions as of the Termination Date to make them fully eligible for settlement.
(b)Termination by Company Without Cause or for Good Reason Termination. If the Executive’s employment with the Company is terminated by the Company without Cause or the Executive terminates employment with the Company for Good Reason, then subject to Section 7(a), the Executive shall receive, in addition to payments required in Section 6(a) above, the following payments and benefits:
(i)a severance payment in an amount equal to the Executive’s annual Base Salary in effect as of the Termination Date (provided, however, that if the Base Salary was materially reduced or temporarily reduced prior to the Termination Date, whether or not such reduction constituted grounds for a termination for Good Reason, the severance payment will be based on the greater of the highest Base Salary in effect during the 12-month period preceding the Termination Date or the Base Salary in effect as of the Termination Date, as determined by the Company), which amount shall be payable in a single lump sum within sixty (60) days following the Termination Date;
(ii)a lump-sum payment in an amount equal to (A) the monthly continuation of health coverage (“COBRA”) premium in effect under the Company’s group health plan as of the Termination Date for the coverage in effect under such plan for the Executive (and the Executive’s covered spouse and dependent children) on such date multiplied by (B) 12, which amount shall be payable in a single lump sum within sixty (60) days following the Termination Date; and
(iii)accelerated vesting of the equity granted under Section 5(c) above.
(c)Death. In the event of the Executive’s termination of employment as a result of his death, and subject to Section 7(a), and in addition to the RSU treatment described in Section 6(a)(v) above, the Executive’s beneficiary (or such other person(s) specified by will or the laws of descent and distribution) shall be entitled to all amounts due under Section 6(a) above and a lump-sum payment in an amount equal to twelve months of the Base Salary in effect as of the Termination Date, less applicable withholding taxes, provided, however, that if the Base Salary was materially reduced prior to the date of Executive’s death, whether or not such reduction constituted grounds for a termination for Good Reason, the payment will be based on the greater of the highest Base Salary in effect during the 12-month period preceding the Termination Date or the Base Salary in effect as of the Termination Date, which amount shall be payable in a single lump sum within sixty (60) days following the Termination Date. In addition, the unvested and unsettled awards or equity units granted under Section 5(c) herein shall vest and settle. In the event of Executive’s death before the changes in beneficiary or ownership of the Insurance Policies described in Section 5(f) above are finalized, within sixty (60) days of the Company’s receipt of such proceeds, all such amounts received by the Company from such Insurance Policies shall be transferred to Executive’s estate or trust (less applicable taxes that may be due) at the direction of the estate or the Executive’s named trustee or representative in the most tax beneficial manner possible for the estate or trust.
(d)Disability. In the event of the Executive’s termination of employment due to Disability, and subject to Section 7(a), and in addition to the RSU treatment described in Section 6(a)(v) above, Executive shall be entitled to all amounts due under Section 6(a) above and Executive shall be entitled to receive a lump-sum payment in an amount equal to three months of the Base Salary in effect as of the Termination Date, less applicable withholding taxes, provided, however, that if the Base Salary was materially reduced prior to the date of Disability, whether or not such reduction constituted grounds for a termination for Good Reason, the payment will be based on the greater of the highest Base Salary in effect during the 12-month period preceding the Termination Date or the Base Salary in effect as of the Termination Date which amount shall be payable in a single lump sum within sixty (60) days following the Termination Date. For the avoidance of doubt, the unvested and unsettled awards or equity units granted under Section 5(c) herein shall vest and settle.
(e)Release and Other Conditions. The payments and benefits described in Sections 5(b) through 5(d) (other than the payments listed by reference to Section 5(a)) are expressly conditioned on (i) the Executive (or, in the case of the Executive’s death, the Executive’s representative) signing and delivering (and not revoking thereafter) a Release to the Company (which, in the case of the Executive’s death, also releases any claims by the Executive’s estate or survivors), which Release is executed, delivered and effective no later than sixty (60) days following the termination of the Executive’s employment and (ii) the Executive continuing to satisfy any obligations to the Company under this Agreement and the Release, and any other agreement(s) between the Executive and the Company. In the event the Release is not executed, delivered and effective by the 60th day after the termination of the Executive’s employment, none of such payments or benefits shall be provided to the Executive. Notwithstanding any contrary provision herein, if the foregoing 60-day period spans two calendar years, in no event will any payment of nonqualified deferred compensation be paid prior to January 1 of the second calendar year.
7.Section 280G
(a)Amount of Payments and Benefits. Notwithstanding anything to the contrary herein, in the event that the Executive becomes entitled to receive or receives any payments or benefits (including, without limitation, the monetary value of any noncash benefits and the accelerated vesting of equity-based awards) under this Agreement or under any other plan, agreement or arrangement with the Company or any person affiliated with the Company (collectively, the “Payments”), that may separately or in the aggregate constitute “parachute payments” within the meaning of Section 280G of the Code and the Treasury Regulations promulgated thereunder (or any similar or successor provision) (collectively, “Section 280G”) and it is determined that, but for this Section 7(a), any of the Payments will be subject to any excise tax pursuant to Section 4999 of the Code or any similar or successor provision (the “Excise Tax”), the Company shall pay to the Executive either (i) the full amount of the Payments or (ii) an amount equal to the Payments, reduced by the minimum amount necessary to prevent any portion of the Payments from being an “excess parachute payment” (within the meaning of Section 280G) (the “Capped Payments”), whichever of the foregoing amounts results in the receipt by the Executive, on an after-tax basis, of the greatest amount of Payments notwithstanding that all or some portion of the Payments may be subject to the Excise Tax.
(b)Computations and Determinations. All computations and determinations called for by this Section 7 shall be made by an independent accounting firm or independent tax counsel appointed and compensated by the Company (the “Tax Counsel”), and all such computations and determinations shall be conclusive and binding on the Company and the Executive. For purposes of such calculations and determinations, the Tax Counsel may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code including, without limitation, the applicability of Sections 280G(b)(4)(A) and (B) and the Treasury Regulations thereunder. The Tax Counsel shall submit its determination and detailed supporting calculations to both the Executive and the Company within 15 days after receipt of a notice from either the Company or the Executive that the Executive may receive payments which may be considered “parachute payments.” The Company and the Executive shall furnish to the Tax Counsel such information and documents as the Tax Counsel may reasonably request in order to make the computations and determinations called for by this Section 7. The Company shall bear all costs and accrued fees that the Tax Counsel may reasonably incur in connection with the computations and determinations called for by this Section 7.
(c)Reduction Methodology. In the event that Section 6(a) applies and a reduction is required to be applied to the Payments thereunder, the Payments shall be reduced by the Company in its reasonable discretion in accordance with Section 409A and in the following order: (i) reduction of any Payments that are exempt from Section 409A will be reduced first; and (ii) all other Payments will then be reduced as follows: (A) cash payments will be reduced before non-cash payments; and (B) payments to be made on a later payment date will be reduced before payments to be made on an earlier payment date.
8.No Impediment to Agreement
The Executive hereby represents to the Company that the Executive is not, as of the date hereof, and will not be, during the Executive’s employment with the Company, employed under contract, oral or written, by any other person, firm or entity, and is not and will not be bound by the provisions of any restrictive covenant or confidentiality agreement that would constitute an impediment to, or restriction upon, the Executive’s ability to enter this Agreement and to perform the duties of the Executive’s employment.
9.Non-Disclosure of Company Information
During Executive’s employment with the Company and at any time thereafter, Executive will not disclose to anyone not working for the Company as an employee, director, advisor, contractor or vendor, nor use for any purpose other than Executive’s work for the Company any confidential or proprietary technical, financial, marketing, distribution or business information or trade secrets of the Company, including without limitation, concepts, techniques, processes, recipes, methods, systems, designs, cost data, computer programs, formulas, development or experimental work, work in progress, or information or details regarding the Company’s relationships with customers, vendors, partners, distributors and suppliers (collectively “Company Confidential Information”). Anything herein to the contrary notwithstanding, the Company Confidential Information does not include information which (i) is disclosed as required by law, provided that Executive gives the Company prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting the information from public disclosure and (ii) as to information that becomes generally known to the public other than due to the Executive’s violation of any legal contractual or fiduciary confidentiality obligation.
10.Indemnification; Defense
The Executive shall be provided indemnification in accordance with statutory and the standard indemnification policies and practices of the Company, consistent with past practice, or that may be adopted by the Board from time to time, so long as any changes do not reduce the indemnification or defense coverage.

11.Non-Solicitation
Executive agrees that, during his employment and for a period of twelve (12) months following the termination of his employment for any reason, Executive will not directly or indirectly, either alone or in association with others:
a)Solicit, induce, or influence (or attempt to solicit, induce, or influence) any employee, independent contractor, consultant, or contributor of services to the Company to terminate, reduce, or alter her/his employment or other engagement with the Company; or
b)Solicit, induce, or influence (or attempt to solicit, induce, or influence) any of the actual or prospective clients, customers, accounts, vendors, subcontractors, or business partners with whom Executive was involved or about whom Executive developed, acquired, or learned Company Confidential Information during the Executive’s employment to cease, reduce, divert, discontinue, or otherwise alter their business relationship with the Company.
The obligations of Executive under this Section 11 shall survive the termination of this Agreement and the termination of Executive’s employment.
12.Arbitration
(a)Any dispute and/or claim between the Company (including without limitation its officers, directors, employees agents or shareholders) and Executive that underlies, relates to and/or results from Executive’s employment relationship with the Company or any of the terms of this Agreement, including the confidentiality, non-compete and non-solicitation requirements, that cannot be resolved by mutual agreement of the Company and Executive will be submitted to final, binding arbitration to the maximum extent permitted by law in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association that are then in effect, the current editions of which will have deemed to have been reviewed by Executive either directly or with the advice of Executive’s counsel. This arbitration provision includes, without limitation, claims of wrongful discharge, infliction of emotional distress, breach of contract (including breach of this Agreement), breach of any covenant of good faith and fair dealing, and claims of retaliation and/or discrimination in violation of any local, state or federal law. Examples of such laws include Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act of 1967; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; and all amendments to each such Act as well as the regulations issued thereunder.
(b)This Section 12 does not affect Executive’s right to pursue worker’s compensation or unemployment compensation benefits for which Executive may be eligible in accordance with state law, nor does it affect the Executive’s right to file and/or to cooperate in the investigation of an administrative charge of discrimination.
(c)The parties may seek in arbitration a remedy or award that would be available through civil litigation and the arbitrator shall have the authority to grant any such remedy or award. Such remedies include monetary damages but do not include reinstatement unless authorized by statute.

(d)The Company, as further consideration for Executive’s agreement to arbitrate covered disputes, agrees to pay for the arbitrator’s fees and other costs directly associated with the arbitration that would not otherwise be charged if the parties pursued civil litigation in court.
(e)Pursuant to this Agreement, Executive and the Company forego and waive the right to take any covered dispute or claim to civil litigation in court. However, either Executive or the Company may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this Agreement and without abridgement of the powers of the arbitrator. Similarly, either Executive or the Company may apply to any court of competent jurisdiction for injunctive or other relief to enforce the rulings of any arbitration concluded pursuant to this Section 12.
13.Successors; Personal Services
The services and duties to be performed by the Executive hereunder are personal and may not be assigned or delegated. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and the Executive and the Executive’s heirs and representatives, corporate or otherwise.
14.Notices
Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or when sent via electronic mail with simultaneous receipt of a copy via certified mail. In the case of the Executive, mailed notices shall be addressed to the Executive at the home address the Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its President and any employed general counsel.
15.Section 409A
(a)This Agreement is intended to comply with the requirements of Section 409A, including the exceptions thereto, and shall be construed and administered in accordance with such intent. The parties intend that this Agreement and the payments and benefits provided hereunder be exempt from the requirements of Section 409A, to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-l(b)(9)(iii), or otherwise. To the extent Section 409A is applicable to this Agreement, the parties intend that this Agreement and any payments and benefits thereunder comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding anything herein to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions.
(b)Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary:
(i)if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A, then any amounts payable under this Agreement on account of a “separation from service” that would (but for this provision) be payable within six (6) months following the date of such “separation from service” shall not be paid to the Executive during such period, but shall instead be paid in a lump sum on the next regular payroll date following the earlier of (A) the expiration of such six-months period and (B) the date of the Executive’s death, to the extent required to avoid the imposition of additional taxes, interest or penalties pursuant to Section 409A;
(ii)to the extent that any payments or benefits under this Agreement are conditioned on a Release, if the Release is executed and delivered by the Executive to the Company and becomes irrevocable and effective within the specified 60-day post-termination period, then, subject to Section 14(b)(i) and to the extent not exempt under Section 409A, such payments or benefits shall be made or commence on the first payroll date after the date that is sixty (60) days after the Termination Date. If a payment or benefit under this Agreement is conditioned on a Release and such Release is not executed, delivered and effective by the 60th day after the Termination Date, such payment or benefit shall not be paid or provided to the Executive;
(iii)all expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive (provided that if any such reimbursements constitute taxable income to the Executive, such reimbursements shall be paid no later than March 15 of the calendar year following the calendar year in which the expenses to be reimbursed were incurred). No such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year, and the Executive’s right to reimbursement shall not be subject to liquidation in exchange for any other benefit;
(iv)for purposes of Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within 30 days”), the actual date of payment within the specified period shall be within the sole discretion of the Company;
(v)in no event shall any payment under this Agreement that constitutes a “deferral of compensation” for purposes of Section 409A be offset by any other payment pursuant to this Agreement or otherwise; and
(vi)to the extent required for purposes of compliance with Section 409A, termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”
(c)The Company and the Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions that may be necessary, appropriate, or desirable to avoid imposition of additional tax or income recognition on the Executive under Section 409A, in each case to the maximum extent permitted. Notwithstanding any provision of this Agreement to the contrary, (i) in no event will the Company be liable for any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A, and (ii) the Executive acknowledges and agrees that the Executive will not have any claim or right of action against the Company or any of its employees, officers, directors or agents in the event it is determined that any payment or benefit provided hereunder does not comply with Section 409A.

16.Miscellaneous Provisions
(a)Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(b)Entire Agreement. This Agreement (including exhibits) shall supersede and replace all prior agreements or understandings relating to the subject matter hereof, and no agreements, representations or understandings (whether oral or written or whether express or implied) that are not expressly set forth in this Agreement have been made or entered into by either party with respect to the relevant matters hereof. This Agreement may not be modified except expressly in a writing signed by both parties.
(c)Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws of the State of Washington without reference to any choice of law rules.
(d)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(e)No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, in respect of bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section 16(e) shall be void.
(f)No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Executive may receive from any other source.
(g)Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of all applicable income, employment and other taxes.
(h)Assignment by Company. The Company may assign its rights under this Agreement to an affiliate (as defined under the Exchange Act), and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company. In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs the Executive and no such assignment shall affect or diminish the obligations of the Company to compensate Executive to any degree or in any manner set forth in this Agreement.
(i)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
[Signature page follows.]

IN WITNESS WHEREOF, each of the parties has executed this Employment Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:
HERITAGE DISTILLING HOLDING COMPANY, INC.

By: /s/ Jennifer Stiefel
Name:    Jennifer Stiefel
Title:     President

SUBSIDIARY:
HERITAGE DISTILLING COMPANY, INC.

By: /s/ Jennifer Stiefel
Name:    Jennifer Stiefel
Title:     President

EXECUTIVE:

/s/ Justin Stiefel
Justin Stiefel

CHAIR, COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS, ON BEHALF OF THE FULL BOARD OF DIRECTORS

/s/ Eric S. Trevan
Eric S. Trevan, PhD.

Exhibit A

PRO FORMA GENERAL RELEASE OF ALL CLAIMS

(subject to change based on changes in federal or state law)

This General Release and Waiver of Claims (this “Release”) is executed by ____________ (“Employee”) in favor of Heritage Distilling Holding Company, Inc. a Delaware corporation (the “Company”) and its subsidiaries and affiliates, as of the date set forth below, and will become effective under the terms defined below. This Release is in consideration of severance benefits to be paid to Employee as detailed herein or in an accompanying Agreement.

    1.    Termination of Employment

Employee acknowledges that [his/her] employment with the Company and any and all appointments [he/she] held with any member of the Company, whether as officer, director, employee, consultant, agent or otherwise, terminated as of ___________ (the “Termination Date”). Effective as of the Termination Date, Employee has not had or exercised or purported to have or exercise any authority to act on behalf of the Company or any other member of the Company, nor will Employee have or exercise or purport to have or exercise such authority in the future.

    2.    Waiver and Release
    (a)    Employee, for and on behalf of [himself/herself] and [his/her] heirs and assigns, hereby waives and releases any common law, statutory or other complaints, claims, charges or causes of action arising out of or relating to Employee’s employment or termination of employment with, or Employee’s serving in any capacity in respect of the Company (collectively, “Claims”). The Claims waived and released by this Release include any and all Claims, whether known or unknown, whether in law or in equity, which Employee may now have or ever had against the Company or any shareholder, employee, officer, director, agent, attorney, representative, trustee, administrator or fiduciary of the Company (collectively, the “Company Releasees”) up to and including the date of Employee’s execution of this Release. The Claims waived and released by this Release include, without limitation, any and all Claims arising out of Employee’s employment with the Company under, by way of example and not limitation, the Age Discrimination in Employment Act of 1967 (“ADEA”, a law which prohibits discrimination on the basis of age against persons age 40 and older), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act, the Securities Act of 1933, the Securities Exchange Act of 1934, and the Washington Law Against Discrimination, all as amended, and all other federal, state and local statutes, ordinances, regulations and the common law, and any and all Claims arising out of any express or implied contract, except as described in Paragraphs 2(b) and 2(c) below.

(b)     The waiver and release set forth in this Section 2 is intended to be construed as broadly and comprehensively as applicable law permits. The waiver and release shall not be construed as waiving or releasing any claim or right that as a matter of law cannot be waived or released, including Employee’s right to file a charge with the Equal Employment Opportunity Commission or other government agency; however, Employee waives any right to recover monetary remedies and agrees that [he/she] will not accept any monetary remedy as a result of any such charge or as a result of any legal action taken against the Company by any such agency.

    (c)    Notwithstanding anything else in this Release, Employee does not waive or release claims with respect to:
(i)    indemnification pursuant to any applicable provision of the Company’s Bylaws or Certificate of Incorporation, as amended, or pursuant to applicable law;
(ii)    any claims which the Employee may have solely by virtue of the Employee’s status as a shareholder of the Company; or
(iii)    unemployment compensation to which Employee may be entitled under applicable law.

    (d)    Employee represents and warrants that [he/she] is the sole owner of the actual or alleged Claims that are released hereby, that the same have not been assigned, transferred, or disposed of in fact, by operation of law, or in any manner, and that he has the full right and power to grant, execute and deliver the releases, undertakings, and agreements contained herein.

    (e)    Employee represents that [he/she] has not filed any complaints, charges or lawsuits against the Company with any governmental agency or any court based on Claims that are released and waived by this Release.

    3.    No Admission of Wrongdoing
This Release shall not be construed as an admission by either party of any wrongful or unlawful act or breach of contract.

    4.    Binding Agreement; Successors and Assigns
This Release binds Employee’s heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of the respective heirs, administrators, representatives, executors, successors, and assigns of any person or entity as to whom the waiver and release set forth in Section 2 applies.

    5.    Knowing and Voluntary Agreement; Consideration and Revocation Periods
    (a)    Employee acknowledges that [he/she] has been given twenty-one (21) calendar days from the date of receipt of this Release to consider all of the provisions of this Release and that if [he/she] signs this Release before the 21-day period has ended [he/she] knowingly and voluntarily waives some or all of such 21-day period.

    (b)    Employee represents that (i) [he/she] has read this Release carefully, (ii) [he/she] has hereby been advised by the Company to consult an attorney of [his/her] choice and has either done so or voluntarily chosen not to do so, (iii) [he/she] fully understands that by signing below[he/she] is giving up certain rights which [he/she] might otherwise have to sue or assert a claim against any of the Company Releasees, and (iv) [he/she] has not been forced or pressured in any manner whatsoever to sign this Release, and agrees to all of its terms voluntarily.

    (c)    Employee shall have seven (7) calendar days from the date of his execution of this Release (the “Revocation Period”) in which [he/she] may revoke this Release. Such revocation must be in writing and delivered, prior to the expiration of the Revocation Period, to the attention of the Company’s General Counsel at the Company’s then-current headquarters address. If Employee revokes this Release during the Revocation Period, then the Release shall be null and void and without effect.

    6.    Effective Date

The Effective Date of this Release will be day after the Revocation Period expires without revocation by Employee.

IN WITNESS WHEREOF, Employee has executed this Release as of the date indicated below.

    ___________________            Date:___________________
    Name: